PROSPECTUS SUPPLEMENT

(To Prospectus dated September 9, 2025)

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-288966

Up to $2,262,508

Common Shares

This prospectus supplement amends and supplements the information in the prospectus, dated September 9, 2025, filed as a part of our registration statement on Form S-3 (File No. 333-288966), as supplemented by our prospectus supplement dated September 9, 2025, or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our common shares, no par value, from time to time pursuant to the terms of that certain At The Market Offering Agreement, dated October 4, 2024, or the sales agreement, between H.C. Wainwright & Co., LLC, or Wainwright, acting as the agent, and us.

Our common shares are traded on the Nasdaq Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “EDSA.” On December 11, 2025, the last reported sale price of our common shares on Nasdaq was $1.77 per share.

We are filing this prospectus supplement to amend the Prior Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our common shares, and in accordance with the terms of the Sales Agreement, we may offer and sell common shares having an aggregate offering price of up to $2,262,508 from time to time through Wainwright, which does not include (i) the common shares having an aggregate sales price of $3,718,324.61 that were sold pursuant to the Prior Prospectus to date or (ii) the common shares having an aggregate sales price of $837,134 that were sold pursuant to the prospectus supplement, dated October 4, 2024 to our Registration Statement on Form S-3 (333-266604).

As of the date of this prospectus supplement, the aggregate market value of our outstanding common shares held by non-affiliates, or the public float, was $19,273,618, which was calculated based on 7,034,167 outstanding common shares held by non-affiliates at a price of $2.74 per share, the closing price of our common shares on October 24, 2025, as reported on Nasdaq. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to this prospectus with a value of more than one-third of the aggregate market value of our common shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our common shares held by non-affiliates is less than $75,000,000. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have sold $4,162,030.62 of our securities pursuant to General Instruction I.B.6 of Form S-3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT HAVE NOT BEEN QUALIFIED FOR DISTRIBUTION IN CANADA AND MAY NOT BE OFFERED OR SOLD IN CANADA EXCEPT PURSUANT TO AN EXEMPTION FROM THE PROSPECTUS REQUIREMENTS UNDER APPLICABLE CANADIAN SECURITIES LAWS. THE COMPANY HAS NOT FILED AND DOES NOT INTEND TO FILE A CANADIAN PROSPECTUS IN CONNECTION WITH THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT.

H.C. Wainwright & Co.

The date of this prospectus supplement is December 12, 2025